Exhibit 5.1

THOMPSON HINE LLP

June 5, 2026

REX American Resources Corporation

7720 Paragon Road

Dayton, Ohio 45459

Ladies and Gentlemen:

We have acted as counsel to REX American Resources Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of 1,500,000 shares of the Company’s Common Stock, $.01 par value per share (“Shares”), that may be offered pursuant to the REX American Resources Corporation 2026 Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the originals, or copies identified to our satisfaction, of each of the following agreements and documents:

(i) the Plan,

(ii) the Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on June 3, 2026 (the “Certificate of Incorporation”);

(iii) a good standing certificate dated June 4, 2026 issued by the Secretary of State of the State of Delaware with respect to the Company; and

(iv) a certificate of the Secretary of the Company dated June 5, 2026 certifying a copy of the Certificate of Incorporation and the resolutions adopted by the Board of Directors of the Company authorizing the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied, without independent verification, upon the certificate and other oral or written statements of officers and other representatives of the Company and others, including public officials.

Based upon the foregoing and subject to qualifications hereinafter set forth, it is our opinion that, upon payment of the consideration for Shares in accordance with the terms of the Plan and issuance and delivery of such Shares as provided in the Plan, such Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Ohio, and we express no opinion as to any matter governed by any laws other than those of the States of Ohio and Delaware.

This opinion is limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specific conclusions. We disclaim any undertaking or obligation to advise you of any changes in the matters covered by this opinion that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Thompson Hine LLP